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                              ACCOUNTANTS' CONSENT


        We have issued our report dated February 19, 1997, accompanying the consolidated financial statements of Camco Financial Corporation which are incorporated within the Amendment No. 1 to the Annual Report on Form 10-KSB for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in Camco's Form S-8 (33-88072).


Grant Thornton LLP

Cincinnati, Ohio
April 2, 1997